Exhibit 10.2
FORBEARANCE AGREEMENT
     This Forbearance Agreement (this “Agreement”) is entered into as of September 13, 2009, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and ENERGY FOCUS, INC., a Delaware corporation, formerly known as Fiberstars, Inc., a Delaware corporation, with offices located at 32000 Aurora Road, Solon, Ohio 44139 (“Borrower”).
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 27, 2008, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of October 27, 2008 between Borrower and Bank, as amended by a certain First Modification and Forbearance Agreement dated as of January 31, 2009 between Borrower and Bank, as further modified by a certain Second Loan Modification and Forbearance Agreement, dated as of June 12, 2009, as further amended by a certain Third Loan Modification and Forbearance Agreement, dated as of July 22, 2009 and as further modified by a certain Forbearance Agreement, dated as of August 25, 2009 (as may be further amended from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and as described in a certain Intellectual Property Security Agreement between borrower and Bank, as ratified and reaffirmed by a certain Reaffirmation of Intellectual Property Security Agreement dated as of October 27, 2008 between Borrower and Bank (collectively, the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).
     Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. ACKNOWLEDGMENT OF DEFAULTS. Borrower acknowledges and agrees that Bank is currently forbearing from enforcing its rights and remedies under the Loan Agreement due to certain Defaults and Events of Default that have occurred under the Loan Agreement by virtue of Borrower’s failure to comply with the minimum Tangible Net Worth covenant contained in Section 6.9(a) of the Loan Agreement for the compliance periods ended on November 30, 2008, December 31, 2008, January 31, 2009, February 28, 2009, March 31, 2009, April 30, 2009, May 31, 2009, June 30, 2009 and July 31, 2009 (collectively, the “Existing Defaults”). Borrower further acknowledges and agrees that the Forbearance Period (as such term is defined in that certain Forbearance Agreement, dated as of August 25, 2009) has by its terms expired, and Bank, in its sole discretion, may immediately commence enforcing its rights and remedies under the Existing Loan Documents. Notwithstanding the foregoing, the Bank hereby agrees as follows.
4. FORBEARANCE BY BANK.
A.	In consideration of, among other things, Borrower’s compliance with each and every term of this Agreement, Bank hereby agrees to forbear from exercising its rights and remedies against the Borrower as a result of the Existing Defaults until the earlier to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Existing Defaults), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Agreement as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, or (iii) 3:00 p.m. (Denver, Colorado time) on October 13, 2009 (the period commencing as of the date hereof and ending on the earlier of (i), (ii) or (iii) above shall be referred to as the “Forbearance Period”).

B.	Borrower hereby acknowledges and agrees that nothing contained in this section or in any other section of this Agreement shall be deemed or otherwise construed as a waiver by Bank of the Existing Defaults or any other Default or Event of Default (whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. This Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies based upon the Existing Defaults upon the terms and conditions set forth herein. Upon the expiration of the Forbearance Period, the agreement of Bank to forbear as set forth in this Agreement shall automatically terminate and Bank may immediately commence enforcing its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, in such order and manner as Bank may determine appropriate.
5. TERMS OF FORBEARANCE.
A.	Borrower agrees that Bank has no obligation to make any Advances to Borrower, or to issue any other Credit Extensions for Borrower’s account, or to provide any other extensions of credit of any kind (if an obligation exists in a particular instance) to Borrower. Notwithstanding the foregoing, from the date hereof through and including September 30, 2009, and at the request of Borrower, Bank may, in its sole and absolute discretion, continue to make Advances and/or issue Letters of Credit (hereinafter, such financial accommodations shall be referred to collectively as “Discretionary Financial Accommodations” and singly as a “Discretionary Financial Accommodation”), subject, in all events, to the terms and conditions of this Agreement, the Loan Agreement (including but not limited to, all limitations imposed by the Borrowing Base and the Availability Amount) and the other Loan Documents, as affected hereby. Borrower covenants and agrees that if, in the sole and absolute discretion of Bank, Bank shall make any Discretionary Financial Accommodation during the Forbearance Period, such act shall not constitute (i) a waiver of the Existing Defaults, or of any other Default or Event of Default which may now exist or which may occur after the date of this Amendment under any of the Loan Documents, or (ii) an agreement on the part of Bank to make any further extensions of credit of any kind to Borrower at a later date.

B.	At all times during and after the Forbearance Period, Borrower shall comply with all terms and conditions of the Loan Documents, including, without limitation, the affirmative and negative covenants, contained in the Loan Agreement and other Loan Documents.

C.	During the Forbearance Period, Borrower shall continue to remit all regularly scheduled payments (whether due on account of any Credit Extension or otherwise, including all principal, interest, fees, costs and other amounts) which may become due under the Loan Agreement, as and when such payments are due.
6. FEES. Borrower shall pay to Bank a forbearance fee equal to Four Thousand Dollars ($4,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Agreement.
7. RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that said IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Agreement, which shall remain in full force and effect. Notwithstanding the terms and conditions of the IP Agreement, the Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior-written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the

United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within thirty (30) days of any such filing.
8. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of October 27, 2008 executed by Borrower, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.
9. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.
10. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
11. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement, the other Existing Loan Documents and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
12. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
13. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Agreement.
14. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

15. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
16. CONFIDENTIALITY. Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.
17. COUNTERSIGNATURE. This Agreement shall become effective only when it shall have been executed by Borrower and Bank.
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     This Agreement is executed as of the date first written above.

BORROWER:	BANK:

ENERGY FOCUS, INC.	SILICON VALLEY BANK

By:	By:
Name:	Name:
Title:	Title:
[Forbearance Agreement Signature Page]